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                                                                      EXHIBIT 11

                 CASE CORPORATION AND CONSOLIDATED SUBSIDIARIES

               COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

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
                                                          THREE MONTHS ENDED
                                                               MARCH 31,
                                                          --------------------
                                                            1998       1997
                                                          ---------  ---------
COMPUTATIONS FOR STATEMENTS OF INCOME
  Basic earnings per share:
    Net income........................................... $      69  $      64
    Preferred stock dividends............................        (2)        (2)
                                                          ---------  ---------
    Net income to common................................. $      67  $      62
                                                          ---------  ---------
    Average shares of common stock outstanding...........      73.9       73.4
    Basic earnings per share............................. $    0.91  $    0.85
                                                          =========  =========
  Diluted earnings per share:
    Average shares of common stock outstanding...........      73.9       73.4
    Incremental common shares applicable to restricted
     common stock based on the average market price
     during the period...................................       0.1         .2
    Incremental common shares applicable to common stock
     options based on the average market price during the
     period..............................................       1.0        1.4
    Average common shares issuable assuming conversion of
     the Series A Cumulative Convertible Preferred Stock
     and the Cumulative Convertible Second Preferred
     Stock...............................................       3.5        3.5
                                                          ---------  ---------
    Average common shares assuming full dilution.........      78.5       78.5
    Diluted earnings per share........................... $    0.88  $    0.82
                                                          =========  =========
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